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                                ARTICLES SUPPLEMENTARY


                                          TO

                              ARTICLES OF INCORPORATION

                                          OF

                                THE LAUREL FUNDS, INC.

                      The Laurel Funds, Inc. ("Company"), a Maryland corporation, organized on August 6, 1987, having its principal office in Maryland in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                      FIRST: By action of the Board of Directors of the Company in accordance with the Company's Articles of Incorporation and the Maryland Corporations and Associations Code Annotated Section 2-105(c) (Supp. 1993), one hundred eighty million (180,000,000) shares of capital stock that the Company is authorized to issue have been classified as shares of Global Income Fund, Trust Class (36 million), Global Income Fund, Investor Class (24 million), International Equity Allocation Fund, Trust Class (36 million), International Equity Allocation Fund, Investor Class (24 million), International Stock Fund, Trust Class (36 million) and International Stock Fund, Investor Class (24 million). Such shares are in addition to shares previously classified.

                      The aggregate number of shares of all classes and series remains twenty-five billion (25,000,000,000), the par value per share remains $.001, and the aggregate par value of all authorized stock remains twenty-five million dollars ($25,000,000). All authorized shares not heretofore designated or classified remain available for future designation and classification by the Board of Directors.

                      SECOND:   The Company  is registered  with the  Securities
     and Exchange Commission as an open-end investment company under the Investment Company Act of 1940, as amended.

                      IN WITNESS WHEREOF, the undersigned hereby executes these Articles Supplementary on behalf of the Company, acknowledging such to be the act of the Company, and further states under penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

     Dated:  May 24, 1994.             THE LAUREL FUNDS, INC.

                                       By:/s/ Lynn L. Anderson
                                          --------------------
                                       Name:  Lynn L. Anderson
                                       Title: President
     Attest:/s/ Deedra A. Smith
            -------------------
     Name:   Deedra A. Smith
     Title:  Assistant Secretary
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